For Immediate Release
     May 4, 2012

Aleris Reports First Quarter 2012 Results
CLEVELAND, Ohio – May 4, 2012 – Aleris International, Inc. today reported unaudited results for the quarter ended March 31, 2012.

Performance Highlights

▪	Volumes increased 1 percent on stronger North America and global market segments demand led by global aerospace and automotive, which offset lower European regional demand.

▪
Net income attributable to Aleris International, Inc. for the first quarter of 2012 was $48 million compared to $57 million for the first quarter of 2011. First quarter 2012 net income was negatively impacted by a $2 million increase in start-up expenses related to the Company’s aerospace plate mill in Zhenjiang, China, a $4 million unfavorable variation related to a 2011 gain on sale of land in Europe, $3 million of higher interest expense, and $4 million of higher income tax provisions compared to the first quarter of 2011.

▪	Adjusted EBITDA for the first quarter of 2012 improved to $80 million compared to $78 million for the first quarter of 2011 on the strength of aerospace growth.

▪	Cash used by operating activities was $26 million in the first quarter of 2012, improving from the $57 million of operating cash used in the first quarter of 2011.

▪
Capital expenditures increased in the first quarter to $93 million due to planned strategic spending including the Company’s aerospace plate mill in Zhenjiang, China, the wide auto body sheet expansion project in Duffel, Belgium, the coatings project in Ashville, Ohio and furnace upgrades and scrap optimization initiatives in the Global Recycling business.

▪	Liquidity at March 31, 2012 was $618 million, which consisted of $489 million of availability under the Company’s ABL Facility plus $129 million of cash.

Aleris International, Inc.(1)

	For the three months ended
	March 31, 2012	March 31, 2011
(Dollars in millions, metric tons in thousands)	(unaudited)

Invoiced metric tons:
Rolled Products North America	98	88
Rolled Products Europe	73	84
Extrusions	19	20
Recycling and Specification Alloys North America	226	222
Recycling and Specification Alloys Europe	104	102
Intersegment shipments	(9)	(10)
Total invoiced metric tons	511	506

Revenue	$1,141	$1,191

Net income attributable to Aleris International, Inc.	$48	$57

Adjusted EBITDA	$80	$78

Cash used by operating activities	$(26)	$(57)

(1)
Aleris International, Inc. is a wholly owned subsidiary of Aleris Corporation whose assets, liabilities and operations consist solely of those of Aleris International, Inc. The results of operations of Aleris Corporation are identical to Aleris International, Inc.

Revenue for the first quarter of 2012 was approximately $1.1 billion compared to $1.2 billion in the first quarter of 2011. Improved product mix from our aerospace and automotive global market segments and higher North America volumes partially offset the negative impact of a 13 percent decline in London Metal Exchange (“LME”) prices, a stronger U.S Dollar, which reduced revenues by approximately 2 percent and weaker European regional demand.
Adjusted EBITDA totaled $80 million in the first quarter of 2012 compared to $78 million in the first quarter of 2011. A more profitable mix of products sold, driven by significantly higher volumes in the Company’s global market segments, including aerospace and automotive, ongoing positive impacts from strategic pricing initiatives executed in the second half of 2011, and a positive impact from increased North America volumes offset the negative impacts of lower metal and scrap spreads and lower European regional products volumes. Continued productivity gains and a benefit from the timing of the Company’s research and development spending more than offset inflation in the first quarter of 2012.
Net income attributable to Aleris International, Inc. for the first quarter of 2012 was $48 million compared to $57 million for the first quarter of 2011. First quarter 2012 net income was negatively impacted by a $2 million increase in start-up expenses related to the Company’s aerospace plate mill in Zhenjiang, China, a $4 million unfavorable variation related to a 2011 gain on the sale of land in Europe, a $3 million increase in depreciation expense, a $3 million increase in interest expense, and a $4 million increase in income tax provisions compared to the first quarter of 2011. Partially offsetting these unfavorable items was a $6 million favorable variation in unrealized non-cash mark-to-market gains on derivative financial instruments, a $2 million favorable variation in metal price lag (metal price lag represents the financial impact of the timing difference between when aluminum prices included within our revenues are established and when aluminum purchase prices included in our cost of sales are established), as well as the improved mix and other factors that drove the increase in Adjusted EBITDA as discussed above.

In the first quarter 2012, cash used by operating activities was $26 million, improving from $57 million of operating cash used in the first quarter of 2011. Working capital improvements and the impact of lower LME prices helped drive lower seasonal operating cash use. Capital expenditures were $93 million in the first quarter 2012, an increase from $23 million in the first quarter 2011. Capital spending was in line with planned strategic growth initiatives.
At March 31, 2012, the Company’s long-term indebtedness consisted primarily of $500 million of 7 5/8% senior notes, $45 million of exchangeable notes, and $75 million of non-recourse term-loan debt held by the Company’s China joint venture. Aleris had $618 million of liquidity at March 31, 2012, which consisted of $489 million of availability under the Company’s revolving credit facility plus $129 million of cash.
Rolled Products North America (“RPNA”)
RPNA’s segment income increased to $26 million in the first quarter of 2012 from $25 million in the first quarter of 2011. Segment Adjusted EBITDA increased to $25 million in the first quarter of 2012 from $24 million in the first quarter of 2011. RPNA achieved an 11 percent increase in volume, which contributed $2 million in segment Adjusted EBITDA, tempered by a lower value mix and higher operating costs, including increased outside processing costs. Higher rolling margins related to a series of pricing initiatives executed in the second half of 2011, net of the impact of scrap spreads, contributed $2 million in segment Adjusted EBITDA. Productivity savings partially offset inflation and higher selling, general and administrative expenses. Segment Adjusted EBITDA per ton decreased to $257 in the first quarter of 2012 from $271 in the first quarter of 2011 resulting from the impact of our mix and higher operating costs mentioned above.
Rolled Products Europe (“RPEU”)
RPEU’s segment income increased to $41 million in the first quarter of 2012 from $33 million in the first quarter of 2011. Segment Adjusted EBITDA increased 14 percent to $39 million in the first quarter of 2012 from $34 million in the first quarter of 2011 despite a 14 percent decline in total volumes. The positive impact of a more profitable value-added product mix, led by a 19 percent increase in aerospace volumes was offset by weaker demand in the European regional plate and coil markets. Continued productivity gains more than offset base inflation, and a benefit from the timing of the Company’s research and development spending increased segment Adjusted EBITDA by $4 million. Currency changes also benefited segment Adjusted EBITDA by $2 million in the first quarter 2012 compared to the first quarter 2011. RPEU financial results improved due to higher value-added mix from the growth in our global market segments, which translated into a significant improvement in segment Adjusted EBITDA per ton of $538 in the first quarter of 2012 compared to $407 in the first quarter of 2011.
The increase in segment income was driven by the improved product mix and other factors that drove the increase in segment Adjusted EBITDA as well as a favorable change in metal price lag. The effects of metal price lag are not included in segment Adjusted EBITDA.
Extrusions
Extrusions’ segment income doubled to $6 million in the first quarter of 2012 from $3 million in the first quarter of 2011. Segment Adjusted EBITDA increased to $6 million in the first quarter of 2012 from $2 million in the first quarter of 2011. Segment Adjusted EBITDA per ton increased significantly, to $299 in the first quarter of 2012 from $116 in the first quarter of 2011. Profitability was positively impacted by strategic price increases and a more profitable mix which more than offset a 7 percent decline in overall volume. Continued productivity benefits from restructuring initiatives in 2011 also helped drive improved performance in the first quarter of 2012.
Recycling and Specification Alloys North America (“RSAA”)
RSAA’s segment income and segment Adjusted EBITDA remained flat at $17 million in the first quarter of 2012 compared to the first quarter of 2011. Segment Adjusted EBITDA per ton decreased to $74 in the first quarter of 2012 from $77 in the first quarter of 2011. Operating performance was positively impacted by continued improvement in demand from the North American automotive industry which was offset by tighter metal spreads in specification alloy products. Productivity gains related to furnace and scrap optimization initiatives more than offset inflation.
Recycling and Specification Alloys Europe (“RSEU”)
RSEU’s segment income and segment Adjusted EBITDA decreased to $7 million in the first quarter of 2012 from $12 million in the first quarter of 2011. Segment Adjusted EBITDA per ton declined to $66 in the first quarter of 2012 from $114 in the first quarter of 2011. Results were negatively impacted by tighter metal spreads, scrap prices and availability and the impact of competition from southern European specification alloy producers.
Conference Call and Webcast Information
Aleris will hold a conference call on May 4, 2012 at 10:00 a.m. Eastern Daylight Time. Steven J. Demetriou, chairman and chief executive officer, Sean M. Stack, executive vice president and chief financial officer, and Kelly R. Thomas, vice president and treasurer, will host the call to discuss results.
The call can be accessed by dialing 1-877-398-9483 or 1-760-298-5072 (for international callers) and referencing ID # 74311258 – or through the Company’s website, www.aleris.com. A replay of the call will be posted on the Company’s website in the Investor Relations section.
Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “look forward to,”  “intend” and similar expressions intended to connote future events and circumstances constitute forward-looking statements. Forward-looking statements include statements about, among other things, future costs and prices of commodities, production volumes, industry trends, demand for our products and services, anticipated cost savings, anticipated benefits from new products or facilities, and projected results of operations.  Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in or implied by any forward-looking statement.  Important factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements  include, but are not limited to, the following: (1) our ability to successfully implement our business strategy; (2) the cyclical nature of the aluminum industry, our end-use segments and our customers’ industries; (3) our ability to fulfill our substantial capital investment requirements; (4) variability in general economic conditions on a global or regional basis; (5) our ability to retain the services of certain members of our management; (6) our ability to enter into effective metal, natural gas and other commodity derivatives or arrangements with customers to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals; (7) our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur; (8) increases in the cost of raw materials and energy; (9) the loss of order volumes from any of our largest customers; (10) our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us; (11) our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations; (12) competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry segments we serve; (13) risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors; (14) current environmental liabilities and the cost of compliance with and liabilities under health and safety laws; (15) labor relations (i.e., disruptions, strikes or work stoppages) and labor costs; (16) our levels of indebtedness and debt service obligations; (17) the possibility that we may incur additional indebtedness in the future; (18) limitations on operating our business as a result of covenant restrictions under our indebtedness; and (19) other factors discussed in our filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether in response to new information, futures events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures
In addition to the results reported in accordance with GAAP, this press release includes information regarding “Adjusted EBITDA,” “segment Adjusted EBITDA” and “commercial margin.” Adjusted EBITDA and segment Adjusted EBITDA represent net income attributable to Aleris International and segment net income, respectively, in each case excluding interest income and expense, income taxes, depreciation and amortization, metal price lag, reorganization items, net, unrealized gains and losses on derivative financial instruments, restructuring and impairment charges, the impact of the recording assets at fair value through fresh-start and purchase accounting, currency gains and losses on the translation of indebtedness, stock-based compensation expense, start-up expenses and certain other gains and losses. Metal price lag represents the financial impact of the timing difference between when aluminum prices included within our revenues are established and when aluminum purchase prices included in our cost of sales are established. This lag will, generally, increase our earnings and EBITDA in times of rising primary aluminum prices and decrease our earnings and EBITDA in times of declining primary aluminum prices. We seek to reduce this impact through the use of derivative financial instruments. Metal price lag is net of the realized gains and losses from our derivative financial instruments. We exclude metal price lag from our determination of Adjusted EBITDA because it is not an indicator of the performance of our underlying operations. Commercial margin represents revenues less the hedged cost of metal and the effects of metal price lag.

Our computation of these non-GAAP measures is likely to differ from the methods used by other companies in computing similarly titled or defined terms. Non-GAAP measures have limitations as analytical tools and should be considered in addition to, not in isolation or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP, including pre-tax income (loss) and net income (loss) attributable to Aleris International, Inc. Investors are encouraged to review the accompanying tables reconciling Adjusted EBITDA, segment Adjusted EBITDA and commercial margin to comparable GAAP amounts. Management uses Adjusted EBITDA and segment Adjusted EBITDA as a performance metric and believes the measure provides additional information commonly used by parties to our revolving credit facility and holders of our 7 5/8% senior notes in understanding the Company’s operating results and the ongoing performance of our underlying businesses. In addition, Adjusted

EBITDA, including the impacts of metal price lag, is a component of certain covenants under the revolving credit facility and EBITDA, with certain adjustments, is a component of certain covenants under the indenture governing our 7 5/8% senior notes. Management also uses commercial margin as a performance metric and believes that it provides useful information regarding the performance of our segments because it measures the price at which we sell our aluminum products above the hedged cost of metal and the effects of metal price lag, thereby reflecting the value-added components of our commercial activities independent of aluminum prices which we cannot control.

About Aleris

Aleris is a privately-held, global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production.  Headquartered in Cleveland, Ohio, Aleris operates 41 production facilities in North America, Europe and Asia.  For more information, visit www.aleris.com.
……………………………………………………………………………………………………………

The information disclosed in this press release is believed by Aleris to be accurate as of the date hereof. Aleris expressly disclaims any duty to update the information contained in this press release. Persons engaging in any transactions with Aleris or in Aleris’s securities are cautioned that there may exist other material information regarding Aleris that is not publicly available.

Investor Contact:    Kelly R. Thomas
Phone: 216-910-3135

Media Contact:    Kristen Bihary
Phone: 216-910-3664

Aleris International, Inc.

Consolidated Statements of Comprehensive Income
(unaudited)
(in millions)

	For the three months ended
	March 31, 2012	March 31, 2011
Revenues	$1,140.5	$1,191.2
Cost of sales	1,009.3	1,062.7
Gross profit	131.2	128.5
Selling, general and administrative expenses	63.9	61.7
Gains on derivative financial instruments	(2.1)	—
Other operating expense (income), net	0.2	(3.7)
Operating income	69.2	70.5
Interest expense, net	11.7	8.4
Other expense (income), net	0.1	(0.9)
Income before income taxes	57.4	63.0
Provision for income taxes	9.8	5.7
Net income	47.6	57.3
Net loss attributable to noncontrolling interest	—	(0.1)
Net income attributable to Aleris International, Inc.	$47.6	$57.4

Comprehensive income	$62.3	$78.2
Comprehensive loss attributable to noncontrolling interest	—	(0.1)
Comprehensive income attributable to Aleris International, Inc.	$62.3	$78.3

Aleris International, Inc.
Operating and Segment Information
(unaudited)
(in millions)

	For the three months ended
	March 31, 2012	March 31, 2011

Segment income:
RPNA	$26.1	$25.3
RPEU	41.1	33.2
Extrusions	6.0	2.9
RSAA	16.7	17.1
RSEU	6.8	11.6
Total segment income	96.7	90.1

Depreciation and amortization	(19.5)	(16.6)
Corporate general and administrative expenses, excluding depreciation, amortization and start-up expenses	(17.1)	(13.0)
Interest expense, net	(11.7)	(8.4)
Unallocated gains on derivative financial instruments	10.9	4.7
Unallocated currency exchange gains	1.5	2.8
Start-up expenses	(2.9)	(1.3)
Other (expense) income, net	(0.5)	4.7
Income before income taxes	$57.4	$63.0

Aleris International, Inc.
Operating and Segment Information
(unaudited)
(Dollars in millions, except per ton measures, metric tons in thousands)

	For the three months ended
	March 31, 2012	March 31, 2011
Invoiced metric tons:
RPNA	97.7	88.1
RPEU	72.7	84.2
Extrusions	18.6	20.0
RSAA	226.4	221.7
RSEU	103.5	102.3
Intersegment shipments	(9.1)	(10.4)
Total invoiced metric tons	509.8	505.9

Revenues:
RPNA	$325.1	$310.7
RPEU	339.1	383.4
Extrusions	95.4	103.6
RSAA	255.5	247.6
RSEU	154.4	180.8
Intersegment revenues	(29.0)	(34.9)
Total revenues	$1,140.5	$1,191.2

Commercial margin:
RPNA	$118.5	$105.0
RPEU	142.6	149.9
Extrusions	41.5	40.3
RSAA	78.2	76.2
RSEU	50.1	55.0
Total commercial margin	$430.9	$426.4

Segment Adjusted EBITDA:
RPNA	$25.1	$23.9
RPEU	39.1	34.3
Extrusions	5.6	2.3
RSAA	16.7	17.1
RSEU	6.8	11.6
Corporate	(12.8)	(10.7)
Total Adjusted EBITDA	$80.5	$78.5

Segment Adjusted EBITDA per metric ton:
RPNA	$256.8	$271.2
RPEU	537.6	407.1
Extrusions	299.5	116.2
RSAA	73.7	77.0
RSEU	65.5	113.6
Aleris International, Inc.	157.9	155.2

Aleris International, Inc.

Consolidated Balance Sheet
(unaudited)
(in millions, except share and per share data)

ASSETS
	March 31, 2012	December 31, 2011
Current Assets
Cash and cash equivalents	$129.1	$231.4
Accounts receivable (net of allowances of $10.9 and $8.7 at March 31, 2012 and December 31, 2011, respectively)	521.4	401.1
Inventories	634.1	585.7
Deferred income taxes	6.0	6.0
Current derivative financial instruments	4.7	0.8
Prepaid expenses and other current assets	21.1	22.2
Total Current Assets	1,316.4	1,247.2
Property, plant and equipment, net	752.6	670.5
Intangible assets, net	47.1	47.7
Deferred income taxes	33.9	33.9
Other long-term assets	44.0	38.3
Total Assets	$2,194.0	$2,037.6

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	$399.5	$287.4
Accrued liabilities	188.3	233.1
Deferred income taxes	6.2	6.2
Current portion of long-term debt	8.4	6.9
Total Current Liabilities	602.4	533.6
Long-term debt	613.4	595.1
Deferred income taxes	8.3	5.1
Accrued pension benefits	209.1	206.2
Accrued postretirement benefits	53.0	52.9
Other long-term liabilities	77.3	79.1
Total Long-Term Liabilities	961.1	938.4
Redeemable preferred stock; par value $.01; 5,000 shares authorized and issued	5.6	5.4
Stockholder’s Equity
Common stock; par value $.01; 5,000 shares authorized and 100 shares issued	—	—
Additional paid-in capital	565.8	563.2
Retained earnings	67.1	19.7
Accumulated other comprehensive loss	(14.3)	(29.0)
Total Aleris International, Inc. Equity	618.6	553.9
Noncontrolling interest	6.3	6.3
Total Equity	624.9	560.2
Total Liabilities and Equity	$2,194.0	$2,037.6

Aleris International, Inc.

Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	For the three months ended
	March 31, 2012	March 31, 2011
Operating activities
Net income	$47.6	$57.3
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization	19.5	16.6
Provision for deferred income taxes	3.2	0.2
Reorganization items:
Charges	—	0.6
Payments, net of cash received	(0.6)	(2.2)
Restructuring charges:
Charges	—	0.1
Payments	(1.8)	(1.5)
Stock-based compensation expense	2.6	2.4
Unrealized gains on derivative financial instruments	(10.9)	(5.0)
Unrealized currency exchange gains on debt	(1.7)	(4.6)
Amortization of debt issuance costs	1.6	1.3
Other non-cash gains, net	(0.7)	(4.5)
Changes in operating assets and liabilities:
Change in accounts receivable	(112.3)	(138.9)
Change in inventories	(37.2)	(78.0)
Change in other assets	1.2	(0.7)
Change in accounts payable	100.7	81.9
Change in accrued liabilities	(37.4)	18.2
Net cash used by operating activities	(26.2)	(56.8)
Investing activities
Payments for property, plant and equipment	(92.5)	(22.9)
Other	(4.7)	0.4
Net cash used by investing activities	(97.2)	(22.5)
Financing activities
Proceeds from issuance of Senior Notes, net of discount of $10.0	—	490.0
Net proceeds from long-term debt	0.7	1.5
Proceeds from China Loan Facility	17.7	—
Debt issuance costs	(0.1)	(2.4)
Dividend paid to Aleris Corporation	—	(300.0)
Net cash provided by financing activities	18.3	189.1
Effect of exchange rate differences on cash and cash equivalents	2.8	4.1
Net (decrease) increase in cash and cash equivalents	(102.3)	113.9
Cash and cash equivalents at beginning of period	231.4	113.5
Cash and cash equivalents at end of period	$129.1	$227.4

Aleris International, Inc.

Reconciliation of Net Income Attributable to Aleris International, Inc. to
Adjusted EBITDA
(unaudited)
(in millions)

	For the three months ended
	March 31, 2012	March 31, 2011
Net income attributable to Aleris International, Inc.	$47.6	$57.4
Interest expense, net	11.7	8.4
Provision for income taxes	9.8	5.7
Depreciation and amortization	19.5	16.6
EBITDA	88.6	88.1
Unrealized gains on derivative financial instruments	(10.9)	(5.0)
Impact of recording assets at fair value through fresh-start and purchase accounting	(0.3)	—
Currency exchange gains on debt	(1.7)	(4.6)
Stock-based compensation expense	2.6	2.4
Start-up expenses	2.9	1.3
Favorable metal price lag	(3.1)	(0.9)
Other	2.4	(2.8)
Adjusted EBITDA	$80.5	$78.5

Aleris International, Inc.

Reconciliation of Adjusted EBITDA to
Cash Flows Used by Operating Activities
(unaudited)
(in millions)

	For the three months ended
	March 31, 2012	March 31, 2011
Adjusted EBITDA	$80.5	$78.5
Unrealized gains on derivative financial instruments	10.9	5.0
Impact of recording assets at fair value through fresh-start and purchase accounting	0.3	—
Currency exchange gains on debt	1.7	4.6
Stock-based compensation expense	(2.6)	(2.4)
Start-up expenses	(2.9)	(1.3)
Favorable metal price lag	3.1	0.9
Other	(2.4)	2.8
EBITDA	88.6	88.1
Interest expense, net	(11.7)	(8.4)
Provision for income taxes	(9.8)	(5.7)
Depreciation and amortization	(19.5)	(16.6)
Net income attributable to Aleris International, Inc.	47.6	57.4
Net loss attributable to noncontrolling interest	—	(0.1)
Net income	47.6	57.3
Depreciation and amortization	19.5	16.6
Provision for deferred income taxes	3.2	0.2
Reorganization items, net of payments	(0.6)	(1.6)
Restructuring charges, net of payments	(1.8)	(1.4)
Stock-based compensation expense	2.6	2.4
Unrealized gains on derivative financial instruments	(10.9)	(5.0)
Unrealized currency exchange gains on debt	(1.7)	(4.6)
Amortization of debt issuance costs	1.6	1.3
Other non-cash gains, net	(0.7)	(4.5)
Change in operating assets and liabilities:
Change in accounts receivable	(112.3)	(138.9)
Change in inventories	(37.2)	(78.0)
Change in other assets	1.2	(0.7)
Change in accounts payable	100.7	81.9
Change in accrued liabilities	(37.4)	18.2
Net cash used by operating activities	$(26.2)	$(56.8)

Aleris International, Inc.

Reconciliation of Segment Income to
Segment Adjusted EBITDA
(unaudited)
(in millions)

	For the three months ended
	March 31, 2012	March 31, 2011
RPNA
Segment income	$26.1	$25.3
Favorable metal price lag	(1.0)	(1.4)
Segment Adjusted EBITDA	$25.1	$23.9

RPEU
Segment income	$41.1	$33.2
Impact of recording amounts at fair value through fresh-start and purchase accounting	(0.3)	0.6
(Favorable) unfavorable metal price lag	(1.7)	0.5
Segment Adjusted EBITDA	$39.1	$34.3

Extrusions
Segment income	$6.0	$2.9
Impact of recording amounts at fair value through fresh-start and purchase accounting	—	(0.7)
(Favorable) unfavorable metal price lag	(0.4)	0.1
Segment Adjusted EBITDA	$5.6	$2.3

RSAA
Segment income	$16.7	$17.1
Segment Adjusted EBITDA (1)	$16.7	$17.1

RSEU
Segment income	$6.8	$11.6
Segment Adjusted EBITDA (1)	$6.8	$11.6

(1) There was no difference between segment income and segment Adjusted EBITDA for this segment.

Aleris International, Inc.

Reconciliation of Revenues to
Commercial Margin
(unaudited)
(in millions)

	For the three months ended
	March 31, 2012	March 31, 2011
RPNA
Revenues	$325.1	$310.7
Hedged cost of metal	(207.6)	(207.1)
Favorable metal price lag	1.0	1.4
Commercial Margin	$118.5	$105.0

RPEU
Revenues	$339.1	$383.4
Hedged cost of metal	(198.2)	(233.0)
Favorable (unfavorable) metal price lag	1.7	(0.5)
Commercial Margin	$142.6	$149.9

Extrusions
Revenues	$95.4	$103.6
Hedged cost of metal	(54.3)	(63.2)
Favorable (unfavorable) metal price lag	0.4	(0.1)
Commercial Margin	$41.5	$40.3

RSAA
Revenues	$255.5	$247.6
Hedged cost of metal	(177.3)	(171.4)
Commercial Margin	$78.2	$76.2

RSEU
Revenues	$154.4	$180.8
Hedged cost of metal	(104.3)	(125.8)
Commercial Margin	$50.1	$55.0